NAQI LOGIX INC.

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

THIS RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (the "**Agreement**") is made as of _______, 20__ by and among Naqi Logix Inc., a corporation existing under the *Business Corporations Act* (British Columbia) (the "**Company**") and those shareholders of the Company listed on Schedule A (together with any subsequent shareholders, or any transferees, who become parties hereto pursuant to Section 6.10 or 6.12) (the "**Shareholders**").

RECITALS

WHEREAS, the Shareholders own all of the outstanding shares in the capital of the Company;

AND WHEREAS, the Shareholders and the Company desire to provide each Shareholder with certain rights in accordance with the terms of this Agreement, including, among other rights, a Right of First Refusal and a Right of Co-Sale.

NOW, THEREFORE, the parties agree as follows:

1. Definitions.

1.1 "**Affiliate**" means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.2 "**Articles**" means the articles and notice of articles of the Company, as amended from time to time.

1.3 "**Associate**" means, with respect to any natural person: (a) a body corporate, if such natural person beneficially owns, directly or indirectly, voting securities carrying more than 50% of the voting rights attached to all voting securities of such body corporate; (b) a trust or estate for the benefit of such natural person or one or more of such natural person's Immediate Family Members; (c) a registered retirement savings plan of such natural person; or (d) an Immediate Family Member of such natural person.

1.4 "**Board**" means the board of directors of the Company.

1.5 "**Capital Shares**" means (a) Common Shares (whether now outstanding or hereafter issued in any context), (b) Common Shares issued or issuable upon conversion of any other class or series of shares in the capital of the Company, and (c) Common Shares issued or issuable upon exercise or conversion, as applicable, of share options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Shareholder. For purposes of the number of Capital Shares held by a Shareholder (or any other calculation based thereon), all shares in the capital of the Company convertible into Common Shares, if any, shall be deemed to have been converted into Common Shares at the then applicable conversion ratio.

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1.6 "Change of Control" means a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from the Shareholders, shares in the capital of the Company representing more than 50% of the outstanding voting power of the Company.

1.7 "Common Shares" means collectively, the Voting Common Shares and the Non-Voting Common Shares.

1.8 "Company Notice" means written notice from the Company notifying the Selling Shareholder that the Company intends to exercise its Right of First Refusal as to some or all of the Transfer Shares with respect to any Proposed Shareholder Transfer.

1.9 "Competitor" means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in substantially the same business as the Company, but shall not include any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than 20% of the outstanding equity of any Competitor and does not, nor do any of its Affiliates, have a right to designate any members of the board of directors of such Competitor.

1.10 "Constating Documents" means the certificate of incorporation, the certificate of change of name, notice of articles and articles of the Company, together with any amendments thereto or replacements thereof from time to time.

1.11 "Deemed Liquidation Event" means, unless the holders of a majority of the outstanding voting shares in the capital of the Company, elect otherwise by written notice sent to the Company at least 10 days prior to the effective date of any such event:

(a) an amalgamation or arrangement in which:

(a) the Company is a constituent party; or

(b) a subsidiary of the Company is a constituent party and the Company issues shares in its capital pursuant to such amalgamation or arrangement,

except any such amalgamation or arrangement involving the Company or a subsidiary of the Company in which the shares in the capital of the Company outstanding immediately prior to such amalgamation or arrangement continue to represent, or are converted into or exchanged for shares that represent, immediately following such amalgamation or arrangement, at least a majority, by voting power, of the outstanding voting shares in the capital of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such amalgamation or arrangement, the parent corporation of such surviving or resulting corporation; or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the

Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

1.12 "Equity Incentive Plan" means any equity incentive plan, share purchase plan, employee share option plan, or similar arrangement that is approved by the Board as it may be amended from time to time.

1.13 "Founders" means

, collectively (for so long as such individual is a Shareholder), and their exempt transferees (pursuant to Section 3.1) that are Shareholders (for so long as they are Shareholders); and "Founder" means any one of them.

1.14 "Holding Company" means a body corporate that is a party to this Agreement and is controlled by an individual that is also a party to this Agreement.

1.15 "including" (or "includes") means including (or includes) without limitation.

1.16 "Immediate Family Member" means, with respect to a natural person, a child, stepchild, grandchild, parent, stepparent, grandparent, Spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of such natural person.

1.17 "Major Shareholder" means any Shareholder holding at least 5% of the votes attached to the outstanding voting shares in the capital of the Company, on an as converted and fully diluted basis.

1.18 "Non-Voting Common Shares" means the Non-Voting Common shares in the capital of the Company.

1.19 "Person" means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.20 "Principal" means, generally, a Person that is a party to this Agreement who controls a Holding Company;

1.21 "Proposed Shareholder Transfer" means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Shares (or any interest therein) proposed by any of the Shareholders.

1.22 "Proposed Transfer Notice" means written notice from a Shareholder setting forth the terms and conditions of a Proposed Shareholder Transfer.

1.23 "Prospective Transferee" means any person to whom a Shareholder proposes to make a Proposed Shareholder Transfer.

1.24 "Right of Co-Sale" means the right, but not an obligation, of a Major Shareholder to participate in a Proposed Shareholder Transfer by a Shareholder on the terms and conditions specified in the Proposed Transfer Notice.

1.25 "Right of First Refusal" means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Transfer Shares with respect to a Proposed Shareholder Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

1.26 "Secondary Notice" means written notice from the Company notifying the Selling Shareholder and the other Shareholders that the Company does not intend to exercise its Right of First Refusal as to all Transfer Shares with respect to any Proposed Shareholder Transfer.

1.27 "Secondary Refusal Right" means the right, but not an obligation, of each Major Shareholder to purchase up to its pro rata portion (based upon the total number of Capital Shares then held by all Major Shareholders) of any Transfer Shares not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.

1.28 "Selling Shareholder" means any Shareholder who proposes to make a Proposed Shareholder Transfer.

1.29 "Shareholder Notice" means written notice from a Shareholder notifying the Company and the Selling Shareholder that such Shareholder intends to exercise its Secondary Refusal Right as to a portion of the Transfer Shares with respect to any Proposed Shareholder Transfer.

1.30 "Shareholder Rights Agreement" means the Shareholder Rights Agreement among the Company and its shareholders dated as of the date hereof, as the same may be amended, restated or replaced from time to time.

1.31 "Spouse" means, in relation to any Person who is an individual, any Person to whom that Person is married or with whom that Person is living in a conjugal relationship outside of marriage.

1.32 "Supermajority Holders" means two or more Shareholders of record holding in aggregate, at the time of reference, shares to which are attached more than two-thirds of the votes attached to the outstanding voting shares in the capital of the Company.

1.33 "Transfer Shares" means Capital Shares owned by a Shareholder, or issued to a Shareholder after the date hereof (including in connection with any share split, share dividend, recapitalization, reorganization, or the like).

1.34 "Triggering Event" means, with respect to an individual:

(a) such individual has his or her employment or engagement terminated for cause or breach, as applicable; or

(b) such individual has his or her employment or engagement terminated without cause or for convenience, as applicable, or resigns.

1.35 "Undersubscription Notice" means written notice from a Major Shareholder notifying the Company and the Selling Shareholder that such Major Shareholder intends to exercise its option to purchase all or any portion of the Transfer Shares not purchased pursuant to the Right of First Refusal or the Secondary Refusal Right.

1.36 "Voting Agreement" means the Voting Agreement among the Company and its shareholders dated as of the date hereof, as the same may be amended, restated or replaced from time to time.

1.37 "Voting Common Shares" means the Voting Common shares in the capital of the Company.

2. Agreement Among the Company and the Shareholders.

2.1 Right of First Refusal.

(a) Grant. Subject to the terms of Section 3, each Shareholder hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of Transfer Shares that such Shareholder may propose to transfer in a Proposed Shareholder Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(b) Notice. Each Shareholder proposing to make a Proposed Shareholder Transfer must deliver a Proposed Transfer Notice to the Company and each other Shareholder no later than 30 days prior to the consummation of such Proposed Shareholder Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Shareholder Transfer and the identity of the Prospective Transferee. To exercise its Right of First Refusal under this Section 2, the Company must deliver a Company Notice to the Selling Shareholder within 10 days after delivery of the Proposed Transfer Notice. In the event of a conflict between this Agreement and any other agreement that may have been entered into by a Shareholder with the Company that contains a pre-existing right of first refusal, the Company and the Shareholder acknowledge and agree that the terms of this Agreement shall control and the pre-existing right of first refusal shall be deemed satisfied by compliance with Section 2.1(a) and this Section 2.1(b).

(c) Grant of Secondary Refusal Right to Shareholders. Subject to the terms of Section 3, each Shareholder hereby unconditionally and irrevocably grants to the Major Shareholders a Secondary Refusal Right to purchase all or any portion of the Transfer Shares not purchased by the Company pursuant to the Right of First Refusal, as provided in this Section 2.1(c). If the Company does not intend to exercise its Right of First Refusal with respect to all Transfer Shares subject to a Proposed Shareholder Transfer, the Company must deliver a Secondary Notice to the Selling Shareholder and to each Major Shareholder to that effect no later than 10 days after the Selling Shareholder delivers the Proposed Transfer Notice to the Company. To exercise its Secondary Refusal Right, a Major Shareholder must deliver a Shareholder Notice to the Selling Shareholder and the Company within 10 days after the Company's deadline for its delivery of the Secondary Notice.

(d) Undersubscription of Transfer Shares. If options to purchase have been exercised by the Company and the Major Shareholders with respect to some but not all of the Transfer Shares by the end of the 10-day period specified in the last sentence of Section 2.1(c)) (the "Shareholder Notice Period"), then the Company shall, immediately after the expiration of the Shareholder Notice Period, send written notice to those Major Shareholders who fully exercised their Secondary Refusal Right within the Shareholder Notice Period (the "Exercising Shareholder"). Each Exercising Shareholder shall, subject to the provisions of this Section 2.1(d), have an additional option to purchase all or any part of the balance of any such remaining unpurchased Transfer Shares on the terms and conditions set forth in the Proposed Transfer Notice. To exercise such option, an Exercising Shareholder must deliver an Undersubscription Notice to the Selling Shareholder and the Company within 10 days after the expiration of the Shareholder Notice Period (the "Undersubscription Notice Period"). In the event there are two or more such Exercising Shareholders that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Section 2.1(d) shall be allocated to such Exercising Shareholders pro rata based on the number of Transfer Shares such Exercising Shareholders have elected to purchase pursuant to the Secondary Refusal Right (without giving effect to any Transfer Shares that any such Exercising Shareholder has elected to purchase pursuant to the Undersubscription Notice). If the options to purchase the remaining shares are exercised in full by the Exercising Shareholders, the Company shall immediately notify all of the Exercising Shareholders and the Selling Shareholder of that fact.

(e) Forfeiture of Rights. Notwithstanding the foregoing, if the total number of Transfer Shares that the Company and the Major Shareholders have agreed to purchase in the Company Notice, Shareholder Notices and Undersubscription Notices is less than the total number of Transfer Shares, then the Company and the Major Shareholders shall be deemed to have forfeited any right to purchase such Transfer Shares, and the Selling Shareholder shall be free to sell all, but not less than all, of the Transfer Shares to the Prospective Transferee on terms and conditions substantially similar to (and in no event more favourable than) the terms and conditions set forth in the Proposed Transfer Notice, it being understood and agreed that (i) any such sale or transfer shall be subject to the other terms and restrictions of this Agreement, including the terms and restrictions set forth in Sections 2.2 and 6.10(b); (ii) any future Proposed Shareholder Transfer shall remain subject to the terms and conditions of this Agreement, including this Section 2; and (iii) such sale shall be consummated within 60 days after receipt of the Proposed Transfer Notice by the Company and, if such sale is not consummated within such 60 day period, such sale shall again become subject to the Right of First Refusal and Secondary Refusal Right on the terms set forth herein.

(f) Consideration; Closing. If the consideration proposed to be paid for the Transfer Shares is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Board and as set forth in the Company Notice. If the Company or any Major Shareholder cannot for any reason pay for the Transfer Shares in the same form of non-cash consideration, the Company or such Major Shareholder may pay the cash value equivalent thereof, as determined in good faith by the Board and as set forth in the Company Notice. The closing of the purchase of Transfer Shares by the Company and the Shareholders shall take place, and all payments from the Company and the other Shareholders shall have been delivered to the Selling Shareholder, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Shareholder Transfer and (ii) 30 days after delivery of the Proposed Transfer Notice.

2.2 Right of Co-Sale.

(a) Exercise of Right. If any Transfer Shares of a Selling Shareholder, which are subject to a Proposed Shareholder Transfer, are not purchased pursuant to Section 2.1 and thereafter are to be sold to a Prospective Transferee, each Major Shareholder may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Shareholder Transfer as set forth in Section 2.2(b) and, subject to Section 2.2(d), otherwise on the same terms and conditions specified in the Proposed Transfer Notice. Each Major Shareholder who desires to exercise its Right of Co-Sale (each, a "Participating Shareholder") must give such Selling Shareholder written notice to that effect within 10 days after the Shareholder Notice Period or the Undersubscription Notice Period, as applicable, and upon giving such notice such Participating Shareholder shall be deemed to have effectively exercised the Right of Co-Sale.

(b) Shares Includable. Each Participating Shareholder may include in the Proposed Shareholder Transfer all or any part of such Participating Shareholder's Capital Shares equal to the product obtained by multiplying (i) the aggregate number of Transfer Shares subject to the Proposed Shareholder Transfer by (ii) a fraction, the numerator of which is the number of Capital Shares owned by such Participating Shareholder immediately before consummation of the Proposed Shareholder Transfer, and the denominator of which is the total number of Capital Shares owned, in the aggregate, by all Participating Shareholders immediately prior to the consummation of the Proposed Shareholder Transfer, plus the number of Transfer Shares held by such Selling Shareholder. To the extent one or more of the Participating Shareholders exercise such right of participation in accordance with the terms and conditions set forth herein, the number of Transfer Shares that such Selling Shareholder may sell in the Proposed Shareholder Transfer shall be correspondingly reduced.

(c) Purchase and Sale Agreement. The terms and conditions of any Proposed Shareholder Transfer in accordance with Section 2.2 shall be memorialized in, and governed by, a written purchase and sale agreement with the Prospective Transferee (the "Purchase and Sale Agreement") with customary terms and provisions for such a transaction, and the Participating Shareholders and such Selling Shareholder shall enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with this Section 2.2.

(d) Allocation of Consideration.

(i) Subject to Section 2.2(d)(ii), the aggregate consideration payable to the Participating Shareholders and such Selling Shareholder shall be allocated based on the number of Capital Shares sold to the Prospective Transferee by each Participating Shareholder and such Selling Shareholder as provided in Section 2.2(b), provided that if a Participating Shareholder wishes to sell any shares convertible into Common Shares, the price set forth in the Proposed Transfer Notice shall be appropriately adjusted based on the conversion ratio of such shares into Common Shares.

(ii) In the event that the Proposed Shareholder Transfer constitutes a Change of Control, the terms of the Purchase and Sale Agreement shall provide that the aggregate consideration from such transfer shall be allocated to the Participating Shareholders and such Selling Shareholder in accordance with the liquidation preferences set forth in the Articles as if (1) such transfer was a Deemed Liquidation Event and (2) the Capital Shares sold in accordance with the Purchase and Sale Agreement were the only Capital Shares outstanding. In the event that a portion of the aggregate consideration payable to the Participating Shareholder(s) and such Selling Shareholder is placed into escrow, the Purchase and Sale Agreement shall provide that (x) the portion of such consideration that is not placed in escrow (the "Initial Consideration") shall be allocated in accordance with the Articles as if the Initial Consideration were the only consideration payable in connection with such transfer and (y) any additional consideration which becomes payable to the Participating Shareholder(s) and such Selling Shareholder upon release from escrow shall be allocated in accordance with the Articles after taking into account the previous payment of the Initial Consideration as part of the same transfer.

(e) Purchase by Selling Shareholder; Deliveries. Notwithstanding Section 2.2(c), if any Prospective Transferee refuses to purchase securities subject to the Right of Co-Sale from any Participating Shareholder or upon the failure to negotiate in good faith a Purchase and Sale Agreement reasonably satisfactory to the Participating Shareholders, such Selling Shareholder may not sell any Transfer Shares to such Prospective Transferee unless and until, simultaneously with such sale, such Selling Shareholder purchases all securities subject to the Right of Co-Sale from such Participating Shareholder on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice and as provided in Section 2.2(d)(i); provided, however, if such sale constitutes a Change of Control, the portion of the aggregate consideration paid by such Selling Shareholder to such Participating Shareholder shall be made in accordance with the first sentence of Section 2.2(d)(ii). In connection with such purchase by such Selling Shareholder, such Participating Shareholder shall deliver to such Selling Shareholder a share certificate or certificates, properly endorsed for transfer, representing the Capital Shares being purchased by such Selling Shareholder. Each such share certificate delivered to such Selling Shareholder will be transferred to the Prospective Transferee against payment therefore in consummation of the sale of the Transfer Shares pursuant to the terms and conditions specified in the Proposed Transfer Notice, and such Selling Shareholder shall concurrently therewith remit or direct payment to each such Participating Shareholder the portion of the aggregate consideration to which each such Participating Shareholder is entitled by reason of its participation in such sale as provided in this Section 2.2(e).

(f) Additional Compliance. If any Proposed Shareholder Transfer is not consummated within 60 days after receipt of the Proposed Transfer Notice by the Company, such Selling Shareholder proposing the Proposed Shareholder Transfer may not sell any Transfer Shares unless they first comply in full with each provision of this Section 2. The exercise or election not to exercise any right by any other Shareholder hereunder shall not adversely affect its right to participate in any other sales of Transfer Shares subject to this Section 2.2.

2.3 Effect of Failure to Comply.

(a) Transfer Void; Equitable Relief. Any Proposed Shareholder Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Shares not made in strict compliance with this Agreement).

(b) Violation of First Refusal Right. If any Shareholder becomes obligated to sell any Transfer Shares to the Company or any other Major Shareholder under this Agreement and fails to deliver such Transfer Shares in accordance with the terms of this Agreement, the Company and/or such other Major Shareholder may, at its option, in addition to all other remedies it may have, send to such first Shareholder the purchase price for such Transfer Shares as is herein specified and transfer to the name of the Company or such other Major Shareholder (or request that the Company effect such transfer in the name of such other Major Shareholder) on the Company's books the certificate or certificates representing the Transfer Shares to be sold.

(c) Violation of Co-Sale Right. If any Selling Shareholder purports to sell any Transfer Shares in contravention of the Right of Co-Sale (a "Prohibited Transfer"), each other Shareholder who desires to exercise its Right of Co-Sale under Section 2.2 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Selling Shareholder to purchase from such other Shareholder the type and number of Capital Shares that such other Shareholder would have been entitled to sell to the Prospective Transferee had the Prohibited Transfer been effected in compliance with the terms of Section 2.2. The sale will be made on the same terms, including as provided in Section 2.2(d)(i) and the first sentence of Section 2.2(d)(ii), as applicable, and subject to the same conditions as would have applied had such Selling Shareholder not made the Prohibited Transfer, except that the sale (including the delivery of the purchase price) must be made within 90 days after such other Shareholder learns of the Prohibited Transfer, as opposed to the timeframe prescribed in Section 2.2. Such Selling Shareholder shall also reimburse such other Shareholder for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of such other Shareholder's rights under Section 2.2.

2.4 Triggering Events.

(a) Notwithstanding anything to the contrary in this Agreement, in the case of any Shareholder that has acquired his, her or its Common Shares pursuant to any Equity Incentive Plan, then if such Shareholder who is an individual, or if the Principal of such Shareholder, who is an employee or consultant of the Company or a subsidiary, experiences a Triggering Event, then the Company shall be entitled, subject to the remainder of this Section 2.4(a), to purchase within a period of one year from such Triggering Event, and such Shareholder (or the Shareholder controlled by such terminated Principal) and his, her or its Prospective Transferees (for purposes of this Section 2.4, the "Defaulting Shareholder") shall sell, all or any part thereof, of the Common Shares beneficially owned by such Defaulting Shareholder that were issued pursuant to an Equity Incentive Plan: (X) in the case of (b) in the definition of "Triggering Event", at the price determined in accordance with Section 2.4(c) or (Y) in the case of (a) in the definition of "Triggering Event", for the original issue price of such Common Shares.

(b) Upon the occurrence of a Triggering Event with respect to a Defaulting Shareholder or a Founder:

(a) such Defaulting Shareholder or such Founder shall lose all rights that have been personally granted to such Defaulting Shareholder or Founder under this Agreement (and not all Shareholders or holders of a specific class of Common Shares), the Voting Agreement and the Shareholder Rights Agreement if any; and

(b) such Defaulting Shareholder or such Founder hereby irrevocably appoints the Company or in the case of a Defaulting Shareholder that is a Founder, any other Founder that is not a Defaulting Shareholder, as his, her or its true and lawful proxy and attorney-in-fact, with full power of substitution, to vote and exercise all voting, consent and similar rights of such Defaulting Shareholder or such Founder (including any rights to approve any amendments to this Agreement, the Voting Agreement or the Shareholder Rights Agreement), in a manner consistent with all resolutions passed, consents given or recommendations made by the Board, and/or sign any shareholder resolutions or amendments to shareholder agreements (including this Agreement), with respect to all of the Common Shares that now are or hereafter registered in the name of, and/or beneficially owned by, such Defaulting Shareholder or such Founder, as the case may be. The proxies and powers granted by each such Defaulting Shareholder or such Founder, as the case may be, pursuant to this Section 2.4(b) are coupled with an interest and are given to secure the performance of each Defaulting Shareholder's or such Founder's obligations and duties under this Agreement. Such proxy and power of attorney shall be irrevocable for so long as such Defaulting Shareholder or such Founder holds any Common Shares and shall survive the death, incompetency, disability, bankruptcy or dissolution of such Defaulting Shareholder or such Founder and the subsequent holders of his, her or its Common Shares (except, for greater clarity, with respect to those Common Shares transferred pursuant to Section 2.4(a)).

(c) The purchase price payable for any Common Shares to be transferred at a price determined pursuant to Section 2.4(a) (X) shall be equal to the fair market value of such Common Shares, determined as at the date of the event which gives rise to the right of purchase or sale, in good faith by the Board.

3. Exempt Transfers.

3.1 Exempted Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Sections 2.1 and 2.2 shall not apply: (a) in the case of a Shareholder that is an entity, upon a transfer by such Shareholder to its shareholders, members, partners or other equity holders, (b) to a repurchase of Transfer Shares from a Shareholder by the Company or the Company's Affiliates at a price no greater than that originally paid by such Shareholder for such Transfer Shares and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board, or (c) in the case of a Shareholder that is a natural person, upon a transfer of Transfer Shares by such Shareholder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her Spouse, child (natural or adopted), any other direct lineal descendant of such Shareholder (or his or her Spouse) or any other Immediate Family Member (all of the foregoing collectively referred to as "family members"), or any other person approved by the Board, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Shareholder or any such family members; provided that in the case of clause (a) or (c), such Shareholder shall deliver prior written notice to the Company and the other Shareholders of such transfer and such Transfer Shares shall at all times remain subject to the terms and restrictions set forth in this Agreement, shall be subject to such voting arrangements as may be reasonably required by the Board, and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Shareholder (but only with respect to the securities so transferred to the transferee), including the obligations of a Shareholder with respect to Proposed Shareholder Transfers of such Transfer Shares pursuant to Section 2. The parties further confirm, acknowledge and agree that in the case of clause (a) or (c), such Transfer Shares shall at all times remain subject to the provisions of Section 2.4(a) (the "Repurchase Right") and that if a Triggering Event occurs with respect to the Shareholder that effected the relevant Transfer, such Transfer Shares shall remain subject to the Repurchase Right, notwithstanding the Transfer.

3.2 Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the sale of any Transfer Shares (a) to the public in an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or a prospectus filed with any Canadian securities regulatory authorities (an "IPO") or (b) pursuant to a Deemed Liquidation Event.

3.3 Prohibited Transferees. Notwithstanding the foregoing, no Shareholder shall transfer any Transfer Shares to (a) any Competitor or (b) any customer, distributor or supplier of the Company, if the Board should determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier.

4. Legend. Each certificate representing Capital Shares held by the Shareholders or issued to any Prospective Transferee in connection with a transfer permitted by this Agreement shall be endorsed with the following legend:

"THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE SHAREHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF SHARES IN THE CAPITAL OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION."

The Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to above in this Section 4 to enforce the provisions of this Agreement, and the Company shall promptly do so. The legend shall be removed upon termination of this Agreement at the request of the Shareholder.

5. Lock-Up.

5.1 Agreement to Lock-Up. Each Shareholder shall not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company's IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days), or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (a) the publication or other distribution of research reports and (b) analyst recommendations and opinions, including the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto, (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Capital Shares held immediately prior to the effectiveness of the registration statement for the IPO or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Capital Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Capital Shares or other securities, in cash or otherwise. The foregoing provisions of this Section 5 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Shareholders if all officers, directors and holders of more than 1% of the outstanding Common Shares (on a fully-diluted and as-converted to Common Share basis) enter into similar agreements. Subject to applicable law, the underwriters in connection with the IPO are intended third-party beneficiaries of this Section 5 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Shareholder shall execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 5 or that are necessary to give further effect thereto.

5.2 Stop Transfer Instructions. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Capital Shares of each Shareholder (and transferees and assignees thereof) until the end of such restricted period.

6. Miscellaneous.

6.1 Term. This Agreement (other than Section 5 in the case of clause (a) below) shall automatically terminate upon the earlier of (a) immediately prior to the consummation of an IPO and (b) the consummation of a Deemed Liquidation Event.

6.2 Share Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any share dividend, split, combination or other recapitalization affecting the Capital Shares occurring after the date of this Agreement.

6.3 Ownership. Each Shareholder represents and warrants that such Shareholder is the sole legal and beneficial owner of the Capital Shares subject to this Agreement and that no other person or entity has any interest in such shares.

6.4 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the courts of the Province of British Columbia for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the courts of the Province of British Columbia, and (c) hereby waive, and agree not to assert, by way of motion, as a defence, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

6.5 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE SECURITIES OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by email or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient's next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their mailing address, email address or facsimile number as set forth in the corporate records of the Company, as the case may be, or to such mailing address, email address or facsimile number as subsequently modified by written notice given in accordance with this Section 6.6. If notice is given to the Company, it shall be sent to c/o Osler, Hoskin & Harcourt LLP, 1055 West Hastings Street, Suite 1700, Vancouver, British Columbia, V6E 2E9, Attn: Mark Godsy; email: magodsy@shaw.ca; and a copy (which shall not constitute notice) shall also be sent to Osler, Hoskin & Harcourt LLP, 1055 West Hastings Street, Suite 1700, Vancouver, British Columbia, V6E 2E0, Attn. Mark Longo, facsimile: (778) 785-2745; email: mlongo@osler.com.

6.7 Entire Agreement. This Agreement (including any schedules and exhibits hereto), together with the Shareholder Rights Agreement and the Voting Agreement all as may be amended, modified, restated or replaced from time to time, constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and all other written or oral agreements relating to the subject matter hereof existing between the parties are expressly canceled.

6.8 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non- defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.9 Amendment; Waiver and Termination. This Agreement may be amended, modified or terminated (other than pursuant to Section 6.1) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company and (b) the Supermajority Holders, provided that the consent of a particular Shareholder shall be required for any amendment or waiver if such amendment or waiver either (i) is directly applicable to the unique rights of such Shareholder set forth in the Agreement or (ii) adversely affects the rights of such Shareholder in a manner that is different than the effect on the rights of the other Shareholders holding the same class or series, as the case may be, of Capital Shares. Any amendment, modification, termination or waiver so effected shall be binding upon the Company and the Shareholders and all of their respective heirs, attorneys, guardians, estate trustees, executors, trustees, successors (including any successor by reason of amalgamation of any party) and permitted assigns whether or not such party, heir, attorney, guardian, estate trustee, executor, trustee, successor or permitted assign entered into or approved such amendment, termination or waiver. The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision. Notwithstanding the foregoing, Schedule A may be amended by the Company from time to time to add information regarding additional Shareholders or to reflect transfers or repurchases of shares in the capital of the Company or changes to the names of the parties without the consent of the other parties hereto.

6.10 Assignment of Rights.

(a) The terms and conditions of this Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, attorneys, guardians, estate trustees, executors, trustees, successors (including any successor by reason of amalgamation of any party) and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective heirs, attorneys, guardians, estate trustees, executors, trustees, successors (including any successor by reason of amalgamation of any party) and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Any heir, attorney, guardian, estate trustee, executor, trustee, successor (including any successor by reason of amalgamation of any party) or permitted assignee of any Shareholder, including any Prospective Transferee who purchases Transfer Shares in accordance with the terms hereof, shall deliver to the Company and the other Shareholders, as a condition to any transfer or assignment, an adoption agreement in the form attached hereto as Exhibit A, pursuant to which such heir, attorney, guardian, estate trustee, executor, trustee, successor (including any successor by reason of amalgamation of any party) or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such heir, attorney, guardian, estate trustee, executor, trustee, successor (including any successor by reason of amalgamation of any party) or permitted assignee of any Shareholder.

(c) Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

6.11 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.12 Additional Shareholders. Notwithstanding anything to the contrary contained herein, if, after the date of this Agreement, the Company enters into an agreement with any Person to issue shares to such Person, then the Company shall cause such Person, as a condition precedent to entering into such agreement, to become a party to this Agreement by executing an adoption agreement in the form attached hereto as Exhibit A, agreeing to be bound by and subject to the terms of this Agreement as a "Shareholder" and thereafter such Person shall be deemed a "Shareholder" for all purposes under this Agreement.

6.13 Governing Law. This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

6.14 Counterparts. This Agreement may be executed in counterparts and by means of facsimile, portable document format (PDF), electronic signature or other transmission method, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

6.15 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.16 No Strict Construction. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

6.17 Number and Gender. Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

6.18 Aggregation of Shares. All Capital Shares held or acquired by a Shareholder and its Affiliates and Associates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Shareholder and its Affiliates and Associates may apportion such rights as among themselves in any manner they deem appropriate.

6.19 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Shareholder shall be entitled to specific performance of the agreements and obligations of the Company and the other Shareholders hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

6.20 Independent Legal Advice. The parties acknowledge that they have entered into this Agreement willingly with full knowledge of the obligations imposed by the terms of this Agreement. The parties further acknowledge that they have been afforded the opportunity to obtain independent legal advice and confirm by the execution of this Agreement that they have either done so or waived their right to do so, and agree that this Agreement constitutes a binding legal obligation and that they are estopped from raising any claim on the basis that they have not obtained such advice.

6.21 Conflict with Constating Documents. In the event of any conflict or inconsistency between the provisions of this Agreement and the Company's Constating Documents, the provisions of this Agreement shall prevail and govern to the extent permitted by law. The Shareholders agree that they shall promptly initiate all necessary proceeding, vote their respective Shares and take any such further action as is required by the Shareholders so as to cause the Constating Documents to be amended in order to resolve such conflict or inconsistency in favour of the provisions of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Right of First Refusal and Co- Sale Agreement as of the date first written above.

COMPANY:

NAQI LOGIX INC.

By:
Name: Mark Godsy Title: Chief Executive Officer

Naqi Logix - Right of First Refusal and Co-Sale Agreement

SHAREHOLDERS

[ • ]

By:
Name: Title:

Naqi Logix - Right of First Refusal and Co-Sale Agreement

SCHEDULE A

SHAREHOLDERS

Name

[Intentionally omitted]

Schedule A to the Right of First Refusal and Co-Sale Agreement

EXHIBIT A

ADOPTION AGREEMENT

THIS ADOPTION AGREEMENT (the "Adoption Agreement") is executed on __________, 20__, by the undersigned ("Holder") pursuant to the terms of that certain Right of First Refusal and Co- Sale Agreement dated as of April 12, 2021 (the "Agreement"), by and among Naqi Logix Inc. (the "Company") and its shareholders, as such Agreement may be amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, Holder agrees as follows.

1.1 Acknowledgement. Holder acknowledges that Holder is acquiring certain shares in the capital of the Company (the "Shares"), for one of the following reasons (Check the correct box):

☐ in accordance with Section 6.10 of the Agreement, in which case Holder will be a "Shareholder" for all purposes of the Agreement.

☐ in accordance with Section 6.12 of the Agreement, in which case Holder will be a "Shareholder" for all purposes of the Agreement.

1.2 Agreement. Holder hereby (a) agrees that the Shares, and any other shares in the capital of the Company required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3 Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or the email address listed below Holder's signature hereto.

HOLDER: _________________________	AGREED AND ACCEPTED:

NAQI LOGIX INC.
By: _______________________________	By:
Name: _____________________________
Name: _________________________

Title: ______________________________	Title: __________________________

Address: ___________________________	Email: _________________________

___________________________________

Email:_____________________________

Exhibit A to the Right of First Refusal and Co-Sale Agreement